Exhibit 2.02
Execution Version
TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated as of October 30, 2024 (this “Agreement”), is made by and among (a) FSE Diya Inc., a Delaware corporation (the “Buyer”), on the one hand, and (b) CVG FSE, LLC, a Delaware limited liability company (the “Seller”), and Commercial Vehicle Group, Inc., a Delaware corporation (“Parent” and together with Seller, collectively, the “Seller Parties”). Buyer and the Seller Parties are each referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in that certain Asset Purchase Agreement, dated as of even date herewith (the “Purchase Agreement”), by and among the Buyer and Seller Parties.
RECITALS
WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, the Parties have agreed to enter into this Agreement, pursuant to which the Seller Parties will provide certain services on a transitional basis to the Buyer, and Buyer will provide certain services on a transitional basis to the Seller Parties, in each case, subject to the terms and conditions set forth herein (Buyer or Seller Parties, as applicable, when providing such services shall be referred to herein as the “Services Provider” and Seller Parties or Buyer when receiving such services shall be referred to herein as the “Service Recipient”).
AGREEMENT
NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, the Buyer and Seller Parties hereby agree as follows:
Section 1.Provision of Services.
(a)The Seller Parties agree to provide the services set forth on Exhibit A (the “Employee Leasing Services”) and Exhibit B (the “Other Services”, and together with the Employee Leasing Services, the “Seller Services”) hereto for the applicable periods set forth therein (subject to early termination pursuant to Section 2(b) or Section 2(c)), to the Buyer, on the other terms and conditions set forth in this Agreement. The period during which the Employee Leasing Services are provided to Buyer pursuant to this Agreement is referred to herein as the “Employee Leasing Period.” The Buyer agrees to provide the services set forth on Exhibit C (the “Buyer Services” and collectively with the “Seller Services”, the “Services”) hereto (Exhibit A, Exhibit B and Exhibit C are collectively referred to herein as the “Service Schedules”) for the applicable periods set forth therein (subject to early termination pursuant to Section 2(b) or Section 2(c)), to the Seller Parties, on the other terms and conditions set forth in this Agreement. The Services shall be provided (i) in good faith and, if applicable, in a manner and time frame substantially consistent with the Service Provider’s historical provision of such Services in connection with the operation of the Business, and with substantially the same standard of care as historically provided by the Service Provider in connection with the operation of the Business, but in no event less than a reasonable standard of care consistent with good business practices; (ii) in compliance with all applicable Laws; and (iii) in compliance with the applicable specifications, if any, set forth on the Service Schedules. Notwithstanding anything to the contrary herein, (x) the Service Provider shall not be required to provide any Service to the extent and for so long as the performance of such Service would require the Service Provider to violate any applicable law in connection with the performance of such Service (in which case, the Service Provider shall use commercially reasonable efforts to arrange for an alternative method of delivering such Service that does not violate applicable law and that effectuates the intent of this Services Agreement with respect to such Service to the maximum extent possible under applicable law, software license or other agreement) and (y) Buyer shall not be required to provide the Buyer Services associated with Timothy Wright and/or Minja Zahirovic, as applicable, if such Person resigns from Buyer or is terminated for cause.
(b)EXCEPT AS EXPRESSLY SET FORTH IN SECTION 1(a), NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, IMPLIED OR EXPRESSED, WITH RESPECT TO THE SERVICES PROVIDED BY IT, INCLUDING, WITHOUT LIMITATION, NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHICH ARE SPECIFICALLY DISCLAIMED. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANY SCHEDULE HERETO, IN NO EVENT SHALL ANY PARTY, ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT OR INCIDENTAL DAMAGES (IN EACH CASE, EXCEPT TO THE EXTENT (I) PAID TO A THIRD PARTY AND/OR (II) RESULTING FROM OR ARISING OUT OF FRAUD OR WILLFUL BREACH OF SUCH PARTY’S OBLIGATION HEREUNDER), WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR ANY OTHER LEGAL THEORY, UNDER ANY WARRANTY OR OTHERWISE ARISING OUT OF OR RELATING TO THE SERVICES. FOR THE AVOIDANCE OF DOUBT, THE TERM “LOSSES” AS USED HEREIN SHALL HAVE THE MEANING SET FORTH IN THE PURCHASE AGREEMENT, BUT SUBJECT TO THE FOREGOING LIMITATION. EXCEPT FOR THE PAYMENT OF AMOUNTS OWED HEREUNDER, EACH PARTY’S LIABILITY FOR ANY REASON AND ON ANY CAUSE OF ACTION, OTHER THAN A BREACH OF SECTION 8, A PARTIES’ INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 6, OR IN THE CASE OF ANY PARTY’S FRAUD INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE, SHALL AT ALL TIMES AND IN THE AGGREGATE AMOUNT BE LIMITED TO THE AMOUNT PREVIOUSLY PAID BY OR TO SUCH PARTY UNDER THIS AGREEMENT.
Section 2.Term and Termination.
(a)This Agreement shall commence on the date hereof and shall remain in effect until the date on which all Services to be provided under this Agreement have expired or been terminated; provided, that this Agreement is not terminated earlier pursuant to this Section 2.
(b)At any time, the Service Recipient may terminate any one or more of the individual item(s) of Services under this Agreement, by giving the Service Provider prior written notice to that effect at least thirty (30) days prior to the first day of the month on which such termination is to be effective. For the avoidance of doubt, if the Service Recipient delivers a termination notice in less than thirty (30) days prior to the first day of a month, the termination of the applicable item(s) of Services will become effective on the first day of the month immediately following such month, unless the Service Provider agrees to terminate such Service sooner.
(c)Each Party may terminate this Agreement with cause by providing written notice to the other upon the failure of the other Parties to duly observe or perform, or the breach by the other Parties, in any material respect, of any covenants, obligations or agreements of such Party as set forth in this Agreement, which failure continues unremedied for a period of thirty (30) days after receipt of written notice thereof (where cure is possible).
(d)The Parties understand and agree that Sections 1(b), 3, 4 (with respect to compensation accrued prior to such termination), 5, 7, 8 and 9 hereof shall survive the termination or expiration of this Agreement indefinitely.
Section 3.Responsibility for Wages and Fees. For such time as any employees of the Service Provider are providing the Services to the Service Recipient under this Agreement, (a) such employees will remain Form W-2 employees of the Service Provider, and shall not be deemed to be employees of the Service Recipient for any purpose, and (b) subject to Section 4, the Service Provider shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including severance, and worker’s compensation and the withholding and payment of applicable Taxes relating to such employment. Subject to the requirement that the Service Recipient reimburse the Service Provider for Out-of-Pocket Expenses as set forth in Section 4(b), if the Service Provider employs any third-party service providers or subcontractors to provide any of the Services, the Service Provider shall be solely responsible for the payment of all fees and other amounts owed to such third-party service providers or subcontractors in connection with the provision of such Services.
Section 4.Compensation.
(a)Employee Leasing Services.
i.The amounts to be paid by Buyer for the Employee Leasing Services shall consist of (i) the Payroll Employee Costs (as defined below) and (ii) the Non-Payroll Employee Cost (as defined below). “Payroll Employee Costs” means the following direct expenses incurred by the Seller Parties with respect to each Leased Employee during the Employee Leasing Period (as defined in Exhibit B) (without duplication): (i) all compensation payable to the Leased Employees, including but not limited to, all salary, wages and bonus payments; (ii) actual payroll taxes and employment-related taxes incurred by the Seller Parties with respect to the compensation described in clause (i); (iii) all health, life, accident and disability insurance premiums or charges and all insurance expenses whatsoever; (iv) all 401(k) or other retirement or savings plan contributions made by the Seller Parties; and (v) third-party workers’ compensation premiums; provided that (x) Payroll Employee Costs shall only include such costs incurred with respect to the Leased Employees for the Employee Leasing Period, (y) any payments (including annual bonuses) and costs that are determined on an annual basis, or otherwise cover the period prior to the Employee Leasing Period and the Employee Leasing Period, shall be prorated between such periods based on the number of calendar days, and (z) for the avoidance of doubt, Payroll Employee Costs shall not include any transaction bonus, change of control bonus, acceleration of awards, retention bonuses or other similar payments. “Non-Payroll Employee Costs” shall mean the following expenses incurred by the Seller Parties with respect to each Leased Employee during the Employee Leasing Period (without duplication): (i) reasonable and documented out of pocket third party expenses incurred in administering or defending any workers’ compensation claims that arise in connection with an accident or incident occurring during the Employee Leasing Period; (ii) all unemployment compensation charges; (iii) all business, travel, and employment-related expenses incurred by any Leased Employees in performing Services for Buyer during the Employee Leasing Period; (iv) to the extent not provided for above, the total cost to the Seller Parties of employee benefits to such Leased Employees during the Employee Leasing Period pursuant to the employee benefit plans of the Seller Parties; and (v) to the extent not provided above, all other reasonable and documented out-of-pocket external costs and expenses paid to third parties, if any, incurred by the Seller Parties arising from the Seller Parties’ continued employment of the Leased Employees during the Employee Leasing Period for the purpose of providing Employee Leasing Services under the Agreement; provided that (w) Non-Payroll Employee Costs shall only include such costs incurred with respect to the Leased Employees for the Employee Leasing Period, (x) any payments or costs that are determined on an annual basis, or otherwise cover the period prior to the Employee Leasing Period and cover the Employee Leasing Period, shall be prorated between such periods based on the number of calendar days and (y) for the avoidance of doubt, Non-Payroll Employee Costs shall not include any internal costs (including, without limitation, the cost of providing internal resources and payroll costs of employees of the Seller Parties other than the Leased Employees). Payroll Employee Costs and Non-Payroll Employee Costs are referred to herein collectively as “Employee Costs”.
ii. Payroll Employee Costs shall be the actual amount of each payroll for the Leased Employees during the Employee Leasing Period and shall be invoiced separately from the Non-Payroll Employee Costs.
iii.    The Seller Parties shall invoice Buyer for the Payroll Employee Costs on Tuesday before each pay date, and Buyer shall pay each such invoice by Wednesday before each pay date in immediately available funds. The Seller Parties shall invoice Buyer monthly for Non-Payroll Employee Costs and Buyer shall pay each such invoice within five (5) Business Days after receiving the invoice in immediately available funds, except to the extent disputed in good faith by Buyer.
(b)Other Services and Buyer Services. The applicable Service Recipient shall reimburse the applicable Service Provider for all reasonable and documented out-of-pocket expenses payable to third parties incurred by the Service Provider in the provision of any Other Service or Buyer Service (the “Out-of-Pocket Expenses”); provided that the Service Recipient shall not be responsible for any individual expense in excess of $5,000 unless the Service Provider obtains prior written consent (e-amil being sufficient) of the Service Recipient, which consent shall not be unreasonably withheld, conditioned or delayed; provided further that if Service Recipient does not consent to any such expense, the Service Provider shall not have any obligation to provide the Service related to the expense for which consent was not provided. The applicable Service Provider shall provide the Service Recipient with a monthly invoice setting forth the amount of any Out-of-Pocket Expenses. The applicable Service Recipient shall pay any such invoice within ten (10) Business Days of receipt of such invoice in immediately available funds to an account specified by the applicable Service Provider. Except for the reimbursement of Out-of-Pocket Expenses, the Services set forth on Exhibit B and Exhibit C shall be provided at no charge to the Service Recipient.
(c)Payment Dispute. If the applicable Service Recipient disputes in good faith any amounts invoiced by the Service Provider pursuant to Section 4(a) or Section 4(b), the Service Recipient shall notify the Service Provider of the amounts in dispute and provide the Service Provider with an explanation of the basis of the dispute. Upon reasonable request by the Service Recipient, the Service Provider shall furnish to the Service Recipient reasonable documentation to substantiate the amounts billed, including listings of the dates and amounts of the Services in question where applicable and reasonably practicable. Upon delivery of such documentation, and before commencing any Action relating to such dispute, the Parties shall first attempt to resolve it by engaging in good faith discussions between representatives of such Parties for a period of 15 days.
Section 5.Indemnification.
(a)Each Party will indemnify, defend and hold harmless the other Parties, their Affiliates and their respective employees, officers, directors, shareholders, members, partners, agents and representatives, from and against any and all Losses arising out of, relating to or resulting from (i) such Party’s material breach of this Agreement and (b) such Party’s gross negligence or willful misconduct in the performance of the Services, except to the extent such Losses are caused by the Service Recipient’s or its Affiliate’s gross negligence or willful misconduct.
(b)In connection with the Employee Leasing Services, Buyer shall indemnify, defend and hold harmless the Seller Parties and their Affiliates and their respective employees, officers, directors, shareholders, members, partners, agents and representatives, from and against any and all Losses arising out of, relating to, or resulting from (i) the negligence or willful misconduct of Buyer or its agents or employees in connection with the Leased Employees during the Employee Leasing Period; (ii) all injuries or damages to persons or property which relate to or arise out of the Leased Employees and which occurs during the Employee Leasing Period; (iv) the action or inaction of any of the Leased Employees during the Employee Leasing Period; (iii) the failure of any of the Leased Employees to comply with applicable law during the Employee Leasing Period; (iv) all Liabilities asserted by any of the Leased Employees with respect to the Employee Leasing Period, including but not limited to claims by Leased Employees with respect to the Employee Leasing Period under state, federal or local discrimination laws; state, federal or local wage and hour laws; state, federal or local leave laws; state, federal or local workplace safety laws and any other state, federal or local employment laws, and (v) the operation of Buyer’s business by any of the Leased Employees during the Employee Leasing Period, and the performance or non-performance by any of the Leased Employees of any duties or functions by or on behalf of Buyer during the Employee Leasing Period
(c)In connection with the provision of the Other Services, Buyer shall indemnify, defend and hold harmless the Seller Parties and their Affiliates and their respective employees, officers, directors, shareholders, members, partners, agents and representatives, from and against any and all Losses arising out of, related to or resulting from any Third-Party Claim by the applicable licensor alleging violation or breach of the Seller Parties’ license agreement with respect to AutoCAD as a result of providing Buyer with access to AutoCAD hereunder.
(d)With respect to any Third-Party Claims which are subject to the indemnification provisions set forth in the foregoing clauses (a)-(c), the provisions of Section 6.3 of the Purchase Agreement shall apply, mutatis mutandis.
Section 6.Cooperation. The Parties agree to cooperate with each other in connection with the provision of the Services hereunder, and each Party agrees to use commercially reasonable efforts in good faith to cooperate with the other Parties in all matters relating to the provision and receipt of such Services.
Section 7.Force Majeure. The obligations of the Service Provider under this Agreement shall be suspended during the period and to the extent that such Party is prevented or hindered from complying therewith by any causes or beyond its reasonable control including, without limitation: (i) acts of God, (ii) weather conditions, fire or explosion, (iii) war, invasion, riot or other civil unrest, (iv) actions, embargoes or blockades in effect on or after the date of this Agreement, (v) national or regional emergency, (vi) strikes, labor stoppages or slowdowns or other industrial disturbances, (vii) pandemics, and/or (viii) shortage of adequate power or transportation facilities. In such event, the Party whose obligations are suspended shall give notice of suspension as soon as reasonably practicable to the Party to which such obligations are owed stating the date and extent of such suspension and the cause thereof, and shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause.
Section 8.Confidentiality.

(a)During the term of this Agreement and for five (5) years thereafter, the Parties shall maintain in confidence and not disclose the other Party’s financial, technical, sales, marketing, development, personnel, and other information, records, or data, including, without limitation, customer lists, supplier lists, trade secrets, designs, product formulations, product specifications or any other proprietary or confidential information, however recorded or preserved (any such information, “Confidential Information”). Each Party shall use the same degree of care, but no less than reasonable care, to protect the other party’s Confidential Information as it uses to protect its own Confidential Information of like nature. Unless otherwise authorized in any other agreement between the Parties (including the Purchase Agreement), any Party receiving any Confidential Information of the other party (the “Receiving Party”) may use Confidential Information only for the purposes of fulfilling its obligations under this Agreement, the Purchase Agreement and/or the Transaction Documents or enforcing its rights thereunder (the “Permitted Purpose”). Any Receiving Party may disclose such Confidential Information only to its Affiliates and their respective employees, contractors or other representatives (collectively “Representatives”) who have a need to know such information for the Permitted Purpose and who have been advised of the terms of this Section 8 and the Receiving Party shall be liable for any breach of these confidentiality provisions by such Persons. Notwithstanding the foregoing, any Party may disclose the Confidential Information of another Party in the following circumstances, provided that such Party shall, to the extent reasonably possible and permitted by applicable law, first promptly notify the other Party of such intended disclosure and shall cooperate in seeking any limitations on such disclosure and/or protective measures for disclosed information: (a) in response to a court order or formal discovery request; (b) if a request is made by any governmental authority; and (c) as otherwise required by applicable law.
(b)Notwithstanding the foregoing, “Confidential Information” shall not include any information that the Receiving Party can demonstrate: (i) was publicly known at the time of disclosure to it, or becomes publicly known through no act of the Receiving Party or its Affiliates or Representatives in breach of this Section 8; (ii) was rightfully received from a third party without a duty of confidentiality; or (iii) was developed by it independently without any reliance on the Confidential Information. Confidential Information may not be reproduced, except as required for the Permitted Purpose. Upon demand by the disclosing party at any time following termination or expiration of an applicable service, or upon expiration or termination of this Agreement, the Receiving Party agrees promptly to return or destroy, at the disclosing party’s option, all materials that disclose or embody Confidential Information. The Receiving Party agrees not to remove any proprietary-rights legend from, and upon the disclosing party’s reasonable request, shall add such legend to materials disclosing or embodying Confidential Information. If such Confidential Information is destroyed, an authorized officer of the Receiving Party shall certify to such destruction in writing.
Section 9.Miscellaneous. The provisions of Article 7 of the Purchase Agreement are hereby incorporated by reference and shall apply to this Agreement mutatis mutandis; provided that any references to “this Agreement” therein shall refer to this Agreement.

Section 10.Counterparts. This Agreement may be executed in several counterparts (any of which counterparts may be delivered by facsimile, portable document format (pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign)), each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a Party’s intent or the effectiveness of such signature.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Transition Services Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
FSE Diya Inc.

By:    /s/ Vijay Mony
Name:    Vijay Mony
Title:    Chief Executive Officer
CVG FSE, LLC

COMMERCIAL VEHICLE GROUP, INC.

Signature Page to Transition Services Agreement